                                  SCHEDULE 14A
                                 (RULE 14a-101)

                    INFORMATION REQUIRED IN PROXY STATEMENT

                            SCHEDULE 14a INFORMATION

          PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
                    EXCHANGE ACT OF 1934 (AMENDMENT NO.   )

Filed by the Registrant [ ]

Filed by a Party other than the Registrant [ ]

Check the appropriate box:

[ ]  Preliminary Proxy Statement          [ ]  Confidential, for Use of the
                                               Commission Only (as permitted by
                                               Rule 14a-6(e)(2))
[X]  Definitive Proxy Statement
[ ]  Definitive Additional Materials
[ ]  Soliciting Material Pursuant to Rule 14a-11(c) or Rule 14a-12


                           American Telecasting, Inc.
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
   (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

   [ ]  No fee required.

   [ ]  Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

   (1)  Title of each class of securities to which transaction applies:

        -----------------------------------------------------------------------

   (2)  Aggregate number of securities to which transaction applies:

        -----------------------------------------------------------------------

   (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined):

        -----------------------------------------------------------------------

   (4)  Proposed maximum aggregate value of transaction:

        -----------------------------------------------------------------------

   (5)  Total fee paid:

        -----------------------------------------------------------------------

   [ ]  Fee paid previously with preliminary materials.

   [ ] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or Schedule and the date of its filing.

   (1)  Amount Previously Paid:

        -----------------------------------------------------------------------

   (2)  Form, Schedule or Registration Statement No.:

        -----------------------------------------------------------------------

   (3)  Filing Party:

        -----------------------------------------------------------------------

   (4)  Date Filed:

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

                           AMERICAN TELECASTING, INC.
                       5575 TECH CENTER DRIVE, SUITE 300
                        COLORADO SPRINGS, COLORADO 80919

                             ---------------------

                    NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

                             ---------------------

To the Stockholders of American Telecasting, Inc.:

     PLEASE TAKE NOTICE that the Annual Meeting of Stockholders of American Telecasting, Inc. (the "Company"), will be held on Thursday, April 22, 1999, at 10:00 a.m., Mountain Time at the Marriott Hotel, 5580 Tech Center Drive, Colorado Springs, Colorado 80919, to consider and act upon the following matters:

I.    to elect six directors for the ensuing year;

II. to approve the appointment of Arthur Andersen LLP as the independent auditors of the Company for the fiscal year ending December 31, 1999; and

III.  to transact such other business as may properly come before the meeting.

     In accordance with Delaware law, a list of the Company's stockholders entitled to vote at the meeting will be available for examination at the Company's headquarters for ten business days prior to the meeting, between the hours of 9:00 a.m. and 5:00 p.m., Mountain Time, and at the meeting, during the entire time thereof.

     Accompanying this notice is a proxy card and Proxy Statement and a copy of the Company's Annual Report for the year ended December 31, 1998. Whether or not you expect to be present at the meeting, please sign and date the proxy card and return it in the enclosed envelope provided for that purpose prior to the date of the Annual Meeting. The Proxy may be revoked at any time prior to the time that it is voted at the meeting. Only stockholders of record at the close of business on March 5, 1999 will be entitled to vote at the meeting.

                                            BY ORDER OF THE BOARD OF DIRECTORS
                                            /s/ ROBERT D. HOSTETLER

                                            ROBERT D. HOSTETLER
                                            President and Chief Executive
                                            Officer

March 26, 1999

                           AMERICAN TELECASTING, INC.
                       5575 TECH CENTER DRIVE, SUITE 300
                        COLORADO SPRINGS, COLORADO 80919

                             ---------------------

                                PROXY STATEMENT
                                    FOR THE
                         ANNUAL MEETING OF STOCKHOLDERS
                           TO BE HELD APRIL 22, 1999

                             ---------------------

     This Proxy Statement is being furnished to the stockholders of American Telecasting, Inc. (the "Company") in connection with the solicitation of proxies by the Board of Directors of the Company for the 1999 Annual Meeting of Stockholders and any adjournments thereof (the "Annual Meeting"). The Annual Meeting will be held on Thursday, April 22, 1999 at the Marriott Hotel, 5580 Tech Center Drive, Colorado Springs, Colorado 80919, at 10:00 a.m., Mountain Time.

     This Proxy Statement and the accompanying proxy card are being sent to stockholders on or about March 29, 1999. The Annual Report of the Company for the fiscal year ended December 31, 1998 is being mailed to stockholders with this Proxy Statement and the accompanying proxy card.

                                     VOTING

GENERAL

     Only holders of record of the Company's Class A Common Stock, par value $.01 per share (the "Class A Common Stock"), as of the close of business on March 5, 1999 (the "Record Date") will be entitled to vote at the Annual Meeting. As of the Record Date, 25,743,607 shares of Class A Common Stock were issued and outstanding. Each share of Class A Common Stock outstanding on the record date is entitled to one vote on each matter submitted to the stockholders.

     The presence in person or by proxy of the holders of a majority of the shares of Class A Common Stock issued and outstanding and entitled to vote at the Annual Meeting is necessary to constitute a quorum at the meeting. The affirmative vote of the holders of a plurality of the shares of Class A Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereat is required for the election of directors. The affirmative vote of the holders of a majority of the shares of Class A Common Stock present in person or represented by proxy at the Annual Meeting and entitled to vote thereat is required for approval of all other items being submitted to the stockholders for their consideration. Donald R. DePriest, Chairman of the Board of the Company, controls directly or indirectly approximately 18.9% of the Company's outstanding Class A Common Stock, including the approximately 8.4% held of record by MCT Investors, L.P. ("MCT"). Mr. DePriest has indicated his intention to vote FOR the election to the Board of Directors of the individuals named as nominees herein, and FOR the appointment of Arthur Andersen LLP as independent auditors of the Company.

     An automated system administered by the Company's transfer agent will tabulate the votes. Abstentions and proxies relating to "street name" shares for which brokers have not received voting instructions from the beneficial owner ("Broker Non-Votes") will be counted to determine whether a quorum is present. With respect to all matters submitted to the stockholders for their consideration, abstentions will be counted as part of the total number of votes cast on such proposals in determining whether the proposals have received the requisite number of favorable votes, whereas Broker Non-Votes will not be counted as part of the total number of votes cast on such proposals. Thus, abstentions will have the same effect as votes against any given proposal, whereas Broker Non-Votes will have no effect in determining whether any given proposal has been approved by the stockholders.

VOTING BY PROXY

     With respect to the proposal regarding election of directors, stockholders may (a) vote in favor of all nominees, (b) withhold their votes as to all nominees, or (c) withhold their votes as to specific nominees by so indicating in the appropriate space on the enclosed proxy card. With respect to all other proposals being submitted to the stockholders for their consideration, stockholders may (i) vote "for" such proposal, (ii) vote "against" such proposal, or (iii) abstain from voting on such proposal. All properly executed proxy cards delivered by stockholders and not revoked will be voted at the Annual Meeting in accordance with the directions given. IF NO SPECIFIC INSTRUCTIONS ARE GIVEN WITH REGARD TO THE MATTERS TO BE VOTED UPON, THE SHARES REPRESENTED BY A SIGNED PROXY CARD WILL BE VOTED "FOR" THE ELECTION OF ALL DIRECTORS, AND "FOR" THE APPOINTMENT OF ARTHUR ANDERSEN LLP AS INDEPENDENT AUDITORS. Management knows of no other matters that may come before the meeting for consideration by the stockholders. However, if any other matter properly comes before the meeting, the persons named in the enclosed proxy card as proxies will vote upon such matters in accordance with their judgment.

     Stockholders who do not expect to attend the Annual Meeting in person are urged to execute and return the enclosed proxy card promptly. Any stockholder delivering a proxy has the power to revoke it at any time before it is voted by giving written notice of revocation to the Secretary of the Company, by executing and delivering to the Secretary a proxy card bearing a later date, or by voting in person at the Annual Meeting. Any stockholder also may be represented by another person at the Annual Meeting by executing a form of proxy designating such person to act on the stockholder's behalf at the meeting.

     In addition to soliciting proxies through the mail, the Company may solicit proxies through its directors, officers and employees in person and by telephone. Directors, officers and employees will receive no additional compensation for such solicitation. The Company has retained Georgeson & Company, Inc., a proxy solicitation firm, to assist in the solicitation of proxies at a fee of approximately $7,500 plus reimbursement of out-of-pocket costs. All expenses incurred in connection with the solicitation of proxies (including the cost of preparing, assembling, printing and mailing this Proxy Statement, the accompanying proxy card and any additional material which may be furnished to stockholders) will be borne by the Company. Brokerage firms, nominees, custodians and other fiduciaries may be requested to forward proxy materials to the beneficial owners of shares held of record by them, and will be reimbursed for their expenses incurred in connection therewith.

          STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

     The following table sets forth the beneficial ownership of the Company's Class A Common Stock at January 31, 1999 by (i) each stockholder known by the Company to be the beneficial owner of more than 5% of the outstanding shares of Class A Common Stock, (ii) each director or nominee, (iii) each executive officer named in the Summary Compensation Table, and (iv) all directors and executive officers as a group. Unless otherwise indicated, each such person (alone or with family members) has sole voting and dispositive power of the shares listed opposite such person's name. The address of MCT is 1555 King Street, Suite 500, Alexandria, Virginia, 22314. The address of CFW Communications Company ("CFW") is 401 Spring Lane, Suite 300, Waynesboro, Virginia 22980.

                                                              AMOUNT AND NATURE OF   PERCENT
                            NAME                              BENEFICIAL OWNERSHIP   OF CLASS
                            ----                              --------------------   --------
MCT Investors, L.P.(1)......................................       2,163,648            8.4%
CFW Communications Company(2)...............................       1,486,434            5.8%
James S. Quarforth(3).......................................           5,570              *
Donald R. DePriest(4).......................................       4,874,135           18.9%
Richard F. Seney(5).........................................         112,250              *
Robert D. Hostetler(6)......................................         547,975            2.1%
Carl A. Rosberg(7)..........................................           1,900              *
Mitchell R. Hauser..........................................           2,418              *
David K. Sentman(8).........................................          65,001              *
Terry J. Holmes(9)..........................................          78,925              *
Bryan H. Scott (10).........................................          17,473              *
Nasser Sharabianlou.........................................               0              *
All current directors and executive officers as a group (12
  persons)..................................................       5,719,551           22.2%

---------------

  *  Less than one percent

 (1) Consists solely of 2,163,648 shares which are held of record by MCT but owned beneficially by Donald R. DePriest. Mr. DePriest is the Chairman of the Board, President and sole stockholder of MedCom Development Corporation ("MedCom"), which is the sole general partner of MCT. Mr. DePriest has sole voting and investment power with respect to these shares, which power is exercised through MedCom and MCT. MCT disclaims beneficial ownership with respect to these shares.

 (2) Includes 74,322 shares owned by CFW Communications Foundation, a Virginia non-stock corporation. All of the directors of CFW are also directors of CFW Communications Foundation.

 (3) Includes 20 shares owned by Mr. Quarforth's minor children, of which Mr. Quarforth disclaims beneficial ownership. Excludes 1,486,434 shares owned beneficially by CFW, of which Mr. Quarforth disclaims beneficial ownership. Mr. Quarforth is President and Chief Executive Officer of CFW.

 (4) Includes 2,163,648 shares held of record by MCT over which Mr. DePriest has sole voting and investment power, 41,058 shares held of record by MedCom over which Mr. DePriest has sole voting and investment power, and 2,645,236 shares held directly by Mr. DePriest. See Note 1 above. Also includes 24,193 shares held of record by CD Partners ("CD Partners"), a general partnership of which Mr. DePriest is a 50% partner, over which Mr. DePriest has shared voting and investment power. Mr. DePriest disclaims beneficial ownership over all shares held by MCT and CD Partners, except to the extent of Mr. DePriest's pro rata interest in the profits and losses of MCT and CD Partners, respectively.

 (5) Excludes 2,163,648 shares held by MCT, of which Mr. Seney disclaims beneficial ownership. Mr. Seney is Vice President and General Manager of MedCom, the sole general partner of MCT.

 (6) Includes the right to acquire 100,000 shares of Class A Common Stock within 60 days upon the exercise of outstanding stock options.

 (7) Excludes 1,486,434 shares owned beneficially by CFW, of which Mr. Rosberg disclaims beneficial ownership. Mr. Rosberg is Senior Vice President and a director of CFW.

 (8) Includes the right to acquire 65,001 shares of Class A Common Stock within 60 days upon the exercise of outstanding stock options.

 (9) Includes the right to acquire 50,001 shares of Class A Common Stock within 60 days upon the exercise of outstanding stock options.

(10) Includes the right to acquire 17,168 shares of Class A Common Stock within 60 days upon the exercise of outstanding stock options.

                    PROPOSAL NO. 1 -- ELECTION OF DIRECTORS

     Each director of the Company is elected to serve until the next annual meeting of the stockholders or until his successor is duly elected and qualified. The Board of Directors has nominated the six persons named below to serve as directors until the next Annual Meeting of Stockholders or until their successors are duly elected and qualified. All nominees are currently members of the Board.

     Each of the nominees has consented to serve on the Board of Directors until the next Annual Meeting of Stockholders or until his successor is duly elected and qualified. If any of the nominees should be unable to serve for any reason (which management has no reason to anticipate at this time), the Board of Directors may designate a substitute nominee or nominees (in which case the persons named as proxies in the enclosed proxy card will vote all valid proxy cards for the election of such substitute nominee or nominees), allow the vacancy or vacancies to remain open until a suitable candidate or candidates are located, or by resolution provide for a lesser number of directors.

     The affirmative vote of the holders of a plurality of the shares of Class A Common Stock present in person or represented by proxy at the Annual Meeting is required for the election of directors.

        THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR THE ELECTION OF THE
         NOMINEES NAMED HEREIN (ITEM NO. 1 ON THE ENCLOSED PROXY CARD).

     The following table sets forth certain biographical information as of January 31, 1999 about each of the individuals nominated for election as a Director of the Company. Information with respect to the number of shares of the Company's Class A Common Stock beneficially owned by each of the nominees, directly or indirectly, as of January 31, 1999, appears on page 3 of this Proxy Statement.

         NAME AND AGE            DIRECTOR SINCE:      PRINCIPAL OCCUPATION AND OTHER INFORMATION
         ------------            ---------------      ------------------------------------------
Donald R. DePriest (59)          December 1988     Chairman of the Board of Directors of the Company
                                                   since March 1990; President of the Company from
                                                   1988 through March 1990; Chairman of the Board of
                                                   Directors, President and sole stockholder of
                                                   MedCom Development Corporation ("MedCom"), the
                                                   sole general partner of MCT Investors, L.P.
                                                   ("MCT"), an investment partnership specializing
                                                   in the communications and health care industries
                                                   and the Company's largest stockholder; also a
                                                   limited partner of MCT; Chairman of the Board and
                                                   President of Boundary Healthcare Products
                                                   Corporation, a hospital products manufacturer,
                                                   from 1987 through its sale to Maxxim Medical,
                                                   Inc. ("Maxxim") in December 1992; Director of
                                                   Maxxim, a publicly traded hospital products
                                                   manufacturer, since December 1992.

         NAME AND AGE            DIRECTOR SINCE:      PRINCIPAL OCCUPATION AND OTHER INFORMATION
         ------------            ---------------      ------------------------------------------
Richard F. Seney (44)              March 1990      Vice Chairman of the Board of Directors of the
                                                   Company since October 1993; Secretary of the
                                                   Company since 1988; Treasurer of the Company from
                                                   1988 to March 1994; Vice President and General
                                                   Manager of MedCom since 1987; limited partner of
                                                   MCT.
Robert D. Hostetler (57)           March 1994      President and Chief Executive Officer of the
                                                   Company since January 1996; Vice
                                                   President -- Development of the Company from
                                                   January 1995 through December 1995; Director of
                                                   Mergers and Acquisitions of the Company from
                                                   December 1993 through December 1994; from 1988 to
                                                   1993 served as director and/or officer of several
                                                   entities engaged in the business of constructing
                                                   and operating wireless cable television systems,
                                                   certain of which were acquired by the Company in
                                                   December 1993.
Mitchell R. Hauser (39)           October 1993     President and Chief Executive Officer of WJG
                                                   Maritel, a marine telecommunications company,
                                                   since July 1996; Associate of MCT Investors from
                                                   early 1994 through July 1996; Vice President of
                                                   Granite Capital, an investment manager, from
                                                   August 1990 to September 1993; limited partner of
                                                   MCT.
James S. Quarforth (44)           January 1991     President, Chief Executive Officer and Director
                                                   of CFW, a publicly traded telecommunications
                                                   company; has served in various capacities with
                                                   CFW since 1984, including Executive Vice
                                                   President -- Operations, Vice President --
                                                   Administration and Controller; currently a
                                                   Director of Virginia Financial Corporation, a
                                                   publicly traded bank.
Carl A. Rosberg (46)               April 1994      Senior Vice President and Director of CFW; has
                                                   served in various capacities with CFW since 1988,
                                                   including Vice President -- Administration and
                                                   Senior Vice President -- Operations.

                   ORGANIZATION AND REMUNERATION OF THE BOARD

     The Board of Directors has an Audit Committee, a Compensation Committee and an Executive Committee.

     The Audit Committee oversees the audit of the Company's accounts through independent accountants whom it recommends for selection by the Board of Directors. The Audit Committee is also responsible for reviewing the adequacy of the Company's system of internal accounting controls and the scope and results of the Company's procedures for internal auditing. The Audit Committee is authorized to direct and supervise such special investigations, as it may deem appropriate. The Audit Committee held two meetings during fiscal year 1998. The current members of the Audit Committee are Mr. Quarforth, Mr. Rosberg and Mr. Seney.

     The Compensation Committee monitors and recommends the compensation to be paid to management of the Company. The Compensation Committee's responsibilities include formulating the Company's compensation philosophy, establishing the policies, standards and objectives upon which compensation decisions are based, and making recommendations to the Board of Directors regarding the cash compensation to be paid to executive officers and other employees. The Compensation Committee also makes recommendations to the Board of Directors regarding option grants under the Company's stock option plan and reviews and revises all of the Company's plans that are intended to qualify under Section 401 of the Internal Revenue Code. The Compensation Committee members communicate with each other from time to time in person and by telephone and act on matters by way of a formal meeting or by unanimous written consent. The Compensation Committee held one meeting and acted once by unanimous written consent during fiscal year 1998. The current members of the Compensation Committee are Mr. DePriest, Mr. Quarforth and Mr. Seney.

     The Executive Committee has the authority to exercise all the powers and authority of the Board of Directors in the management and business of the Company during the interval between regular meetings of the Board of Directors, subject to certain limitations imposed by law, the Company's Restated Certificate of Incorporation and Amended and Restated Bylaws, or by resolution of the Board of Directors. The Executive Committee also has the power to authorize the issuance of the Company's Common Stock. The Executive Committee members communicate with each other from time to time by telephone or in person and act on matters by means of a formal meeting or by unanimous written consent. The Executive Committee acted three times by unanimous written consent during fiscal year 1998. The members of the Executive Committee are Mr. DePriest, Mr. Hostetler, Mr. Quarforth and Mr. Seney.

     The Company's Board of Directors held fifteen meetings during the fiscal year ended December 31, 1998, and also acted from time to time by unanimous written consent. Each director attended at least 75% of all meetings of the entire Board and the committees on which he served.

     Directors do not receive compensation for service on the Board of Directors or any committee thereof but are reimbursed for their out-of-pocket expenses incurred in connection with attending Board meetings. Directors, as such, do not participate in any executive compensation plans.

        COMPENSATION AND OTHER INFORMATION CONCERNING EXECUTIVE OFFICERS

EXECUTIVE COMPENSATION SUMMARY

     The following table sets forth the annual salary, bonus and other compensation for each of the last three fiscal years awarded to or earned by the Company's chief executive officer and the four other most highly compensated executive officers of the Company (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                   LONG TERM
                                                              COMPENSATION AWARDS
                                                              -------------------
                                                                  SECURITIES
                                                                  UNDERLYING              ALL OTHER
 NAME AND PRINCIPAL POSITION    YEAR    SALARY     BONUS         OPTIONS(#)(1)           COMPENSATION
 ---------------------------    ----   --------   -------        -------------           ------------
Robert D. Hostetler, President  1998   $218,237   $38,500(2)        150,000(3)             $ 5,000(4)
  and Chief Executive Officer   1997    210,790    75,700(5)        150,000(6)               3,800(7)
                                1996    190,000    60,000(8)        120,000(9)              70,466(10)(11)
David K. Sentman,               1998   $160,385   $40,096(12)       110,000(13)            $ 5,000(4)
  Senior Vice President and     1997    145,000    55,000(14)        90,000(15)              4,750(7)
  Chief Financial Officer       1996    135,000    67,500(16)        70,000(17)(18)         14,710(11)(19)
Terry J. Holmes,                1998   $146,307   $37,664(12)        90,000(20)            $11,540(4)(21)
  Senior Vice President         1997    144,425    50,000(22)        70,000(23)             11,018(7)(21)
                                1996    130,607    60,500(24)        50,000(18)(25)          9,417(11)(21)
Bryan H. Scott,                 1998   $ 92,961   $23,996(12)        34,500(26)            $ 4,696(4)
  Vice President                1997     75,106    19,580(27)        24,500(28)              4,506(7)
  -- Engineering                1996     67,217    15,224(29)        14,500(30)              3,862(11)
Nasser Sharabianlou,            1998   $ 89,827   $30,436(12)        20,000(32)            $ 1,558(4)
  Vice President -- Telecom
  Services(31)

---------------

 (1) The Company does not have any restricted stock, stock appreciation rights or long-term incentive plans.

 (2) This amount represents a pro rata portion of Mr. Hostetler's bonus, with respect to the period from January 1, 1998 through June 30, 1998, of $77,000, which was paid in October 1998, based upon his performance for the period from July 1, 1997 through June 30, 1998. See "Report of the Board of Directors on Executive Compensation and Stock Option
     Repricing -- Compensation of the President and Chief Executive Officer."

 (3) Consists solely of replacement options granted in exchange for the cancellation of all outstanding options held by Mr. Hostetler in connection with the Company's repricing of stock options on April 23, 1998. See "Report of the Board of Directors on Executive Compensation and Stock Option Repricing."

 (4) Includes the following contributions made by the Company to the Company's 401(k) plan on behalf of the Named Executive Officers during 1998: Mr. Hostetler -- $5,000, Mr. Sentman -- $5,000, Mr. Holmes -- $5,000, Mr.
     Scott -- $4,696, Mr. Sharabianlou -- $1,558.

 (5) This amount includes a pro rata portion ($37,200) of Mr. Hostetler's bonus, with respect to the period from January 1, 1997 through June 30, 1997, of $97,200, which was paid in August 1997, based upon his performance for the period from January 1, 1996 through June 30, 1997. This amount also includes a pro rata portion ($38,500) of Mr. Hostetler's bonus, with respect to the period from July 1, 1997 through December 31, 1997, of $77,000 which was paid in October, 1998, based upon his performance for the period from July 1, 1997 through June 30, 1998. See "Report of the Board of Directors on Executive Compensation and Stock Option
     Repricing -- Compensation of the President and Chief Executive Officer."

 (6) Includes 120,000 replacement options granted in exchange for the cancellation of all outstanding options held by Mr. Hostetler in connection with the Company's repricing of stock options on October 30, 1997. See "Report of the Board of Directors on Executive Compensation and Stock Option Repricing."

 (7) Includes the following contributions made by the Company to the Company's 401(k) plan on behalf of the Named Executive Officers during 1997: Mr. Hostetler -- $3,800, Mr. Sentman -- $4,750, Mr. Holmes -- $4,750, Mr.
     Scott -- $4,506.

 (8) This amount represents a pro rata portion of Mr. Hostetler's bonus, with respect to the period from January 1, 1996 through December 31, 1996, of $97,200, which was paid in August 1997, based upon his performance for the period from January 1, 1996 through June 30, 1997.

 (9) Includes 45,000 replacement options granted in exchange for the cancellation of all outstanding options held by Mr. Hostetler in connection with the Company's repricing of stock options on December 17, 1996; and 75,000 options granted earlier in 1996 and replaced on December 17, 1996. See "Report of the Board of Directors on Executive Compensation and Stock Option Repricing."

(10) Includes $66,666 paid to Mr. Hostetler pursuant to a non-competition provision contained in his original employment agreement with the Company.

(11) Includes the following contributions made by the Company to the Company's 401(k) plan on behalf of the Named Executive Officers during 1996: Mr. Hostetler -- $3,800, Mr. Sentman -- $4,750, Mr. Holmes -- $4,241, Mr.
     Scott -- $3,862.

(12) This amount was paid during 1999 based upon Named Executive Officers' performance in 1998.

(13) Includes 90,000 replacement options granted in exchange for the cancellation of all outstanding options held by Mr. Sentman in connection with the Company's repricing of stock options on April 23, 1998. See "Report of the Board of Directors on Executive Compensation and Stock Option Repricing."

(14) This amount was paid during 1998 based upon Mr. Sentman's performance during 1997.

(15) Includes 70,000 replacement options granted in exchange for the cancellation of all outstanding options held by Mr. Sentman in connection with the Company's repricing of stock options on October 30, 1997. See "Report of the Board of Directors on Executive Compensation and Stock Option Repricing."

(16) Of this amount, $45,000 was paid in 1997 based upon Mr. Sentman's performance during 1996.

(17) Includes 50,000 replacement options granted to Mr. Sentman in exchange for the cancellation of all outstanding options held by him in connection with the Company's repricing of stock options on December 17, 1996, and 10,000 options granted earlier in 1996 and replaced on December 17, 1996. See "Report of the Board of Directors on Executive Compensation and Stock Option Repricing."

(18) 10,000 of such options were granted in 1997 based upon the Named Executive Officer's performance during 1996.

(19) Includes relocation expenses paid by the Company to Mr. Sentman in 1996.

(20) Includes 70,000 replacement options granted in exchange for the cancellation of all outstanding options held by Mr. Holmes in connection with the Company's repricing of stock options on April 23, 1998. See "Report of the Board of Directors on Executive Compensation and Stock Option Repricing."

(21) Includes automobile allowances paid by the Company to Mr. Holmes.

(22) This amount was paid during 1998 based upon Mr. Holmes' performance during 1997.

(23) Includes 50,000 replacement options granted in exchange for the cancellation of all outstanding options held by Mr. Holmes in connection with the Company's repricing of stock options on October 30, 1997. See "Report of the Board of Directors on Executive Compensation and Stock Option Repricing."

(24) Of this amount, $38,000 was paid in 1997 based upon Mr. Holmes' performance during 1996.

(25) Includes 30,000 replacement options granted to Mr. Holmes in exchange for the cancellation of all outstanding options held by him in connection with the Company's repricing of stock options on December 17, 1997 and 10,000 options granted earlier in 1996 and replaced on December 17, 1996. See "Report of the Board of Directors on Executive Compensation and Stock Option Repricing."

(26) Includes 24,500 replacement options granted in exchange for the cancellation of all outstanding options held by Mr. Scott in connection with the Company's repricing of stock options on April 23, 1998. See "Report of the Board of Directors on Executive Compensation and Stock Option Repricing."

(27) This amount was paid during 1998 based upon Mr. Scott's performance during 1997.

(28) Includes 14,500 replacement options granted in exchange for the cancellation of all outstanding options held by Mr. Scott in connection with the Company's repricing of stock options on October 30, 1997. See "Report of the Board of Directors on Executive Compensation and Stock Option Repricing."

(29) This amount was paid during 1997 based upon Mr. Scott's performance during 1996.

(30) Includes 10,000 replacement options granted to Mr. Scott in exchange for the cancellation of all outstanding options held by him in connection with the Company's repricing of stock options on December 17, 1996. See "Report of the Board of Directors on Executive Compensation and Stock Option Repricing."

(31) Mr. Sharabianlou joined the Company on May 6, 1998.

(32) These shares were granted during 1999 in connection with Mr. Sharabianlou's employment with the Company.

                         STOCK OPTION GRANTS AND VALUES

     The following table sets forth certain information regarding option grants to the Named Executive Officers during 1998.

                               INDIVIDUAL GRANTS

                                                                                                     POTENTIAL REALIZABLE
                                                                                                       VALUE AT ASSUMED
                                                PERCENT OF TOTAL                                       ANNUAL RATES OF
                                                    OPTIONS                                        STOCK PRICE APPRECIATION
                         NUMBER OF SECURITIES      GRANTED TO      EXERCISE OR                         FOR OPTION TERM
                          UNDERLYING OPTIONS      EMPLOYEES IN     BASE PRICE                      ------------------------
         NAME                 GRANTED(#)          FISCAL YEAR        ($/SH.)     EXPIRATION DATE     5%($)         10%($)
         ----            --------------------   ----------------   -----------   ---------------   ----------    ----------
Robert D. Hostetler....         75,000(1)             19.9%           $1.00        11/27/03          $30,533       $71,154
Robert D. Hostetler....         45,000(2)                              1.00        11/27/03           18,320        42,692
Robert D. Hostetler....         30,000(3)                              1.00        9/30/05            10,203        23,147
David K. Sentman.......         20,000(4)             14.6%            0.72        3/19/06             5,854        13,643
David K. Sentman.......         60,000(5)                              1.00        11/27/03           24,426        56,923
David K. Sentman.......         10,000(6)                              1.00        2/15/04             4,071         9,487
David K. Sentman.......         20,000(3)                              1.00        9/30/05             8,142        18,974
Terry J. Holmes........         20,000(4)             11.9%            0.72        3/19/09             5,854        13,643
Terry J. Holmes........         40,000(5)                              1.00        11/27/03           16,284        37,949
Terry J. Holmes........         10,000(6)                              1.00        2/15/04             4,071         9,487
Terry J. Holmes........         20,000(3)                              1.00        9/30/05             8,142        18,974
Bryan H. Scott.........         10,000(4)              4.6%            0.72        3/19/06             2,927         6,821
Bryan H. Scott.........          5,000(5)                              1.00        11/27/03            2,036         4,744
Bryan H. Scott.........          5,000(5)                              1.00        11/27/03            2,036         4,744
Bryan H. Scott.........          4,500(6)                              1.00        2/15/04             1,832         4,269
Bryan H. Scott.........         10,000(3)                              1.00        9/30/05             4,071         9,487
Nasser Sharabianlou....              0                   *               --           --                  --            --

---------------

 *  less than one percent

(1) These options were granted to Mr. Hostetler on April 23, 1998 as replacement options in return for cancellation of 75,000 options that were granted to, Mr. Hostetler on October 30, 1997 with an exercise price of $2.00 per share. A total of 37,500 of such replacement options were exercisable as of April 23, 1998, 18,750 vested on December 27, 1998 and 18,750 vest on December 27, 1999. See "Report of the Board of Directors on Executive Compensation and Stock Option Repricing."

(2) These options were granted to Mr. Hostetler on April 23, 1998 as replacement options in return for cancellation of 45,000 options that were granted to Mr. Hostetler on October 30, 1997 with an exercise price of $2.00 per share. A total of 22,500 of such replacement options were exercisable as of April 23, 1998, 11,250 vested on December 27, 1998 and 11,250 vest on December 27, 1999. See "Report of the Board of Directors on Executive Compensation and Stock Option Repricing."

(3) These options were granted on April 23, 1998 as replacement options in return for cancellation of options that were granted on October 30, 1997 with an exercise price of $2.00 per share. A total of 33 1/3% of these options vested on October 30, 1998 with the remainder vesting in equal amounts on October 30, 1999 and October 30, 2000. See "Report of the Board of Directors on Executive Compensation and Stock Option Repricing."

(4) These options were granted on March 19, 1998 with an exercise price of $0.719 per share. Such options vest in increments of 33 1/3% per year beginning on March 19, 1999.

(5) These options were granted on April 23, 1998 as replacement options in return for cancellation of options that were granted on October 30, 1997 with an exercise price of $2.00 per share. A total of 50% of such replacement options were exercisable as of April 23, 1998, 25% of such options vested on December 27, 1998, and 25% vest on December 27, 1999. See "Report of the Board of Directors on Executive Compensation and Stock Option Repricing."

(6) These options were granted on April 23, 1998 as replacement options in return for cancellation of options that were granted on October 30, 1997 with an exercise price of $2.00 per share. A total of 33 1/3% of these options vested on March 15, 1998 with the remainder vesting in equal amounts on March 15, 1999 and March 15, 2000. See "Report of the Board of Directors on Executive Compensation and Stock Option Repricing."

              AGGREGATED OPTION EXERCISES IN LAST FISCAL YEAR AND
                      FISCAL YEAR-END OPTION VALUES TABLE

     The following table sets forth certain information with respect to option exercises by the Named Executive Officers during 1998 and the value of options owned by the Named Executive Officers at December 31, 1998.

                                                                        NUMBER OF
                                                                        SECURITIES        VALUE OF
                                                                        UNDERLYING       UNEXERCISED
                                                                       UNEXERCISED      IN-THE-MONEY
                                                                         OPTIONS           OPTIONS
                                                                       AT FY-END(#)     AT FY-END($)
                                          SHARES                      --------------    -------------
                                        ACQUIRED ON       VALUE        EXERCISABLE/     EXERCISABLE/
                 NAME                   EXERCISE(#)    REALIZED($)    UNEXERCISABLE     UNEXERCISABLE
                 ----                   -----------    -----------    --------------    -------------
Robert D. Hostetler...................      -0-           $-0-        100,000/50,000          *
David K. Sentman......................      -0-            -0-         55,001/54,999          *
Terry J. Holmes.......................      -0-            -0-         40,001/49,999          *
Bryan H. Scott........................      -0-            -0-         12,334/22,166          *
Nasser Sharabianlou...................      -0-            -0-             0/0                *

---------------

* All of the options held by such Named Executive Officers at December 31, 1998 had an exercise price of either $0.719 or $1.000 per share. The closing price of the Company's Common Stock on December 31, 1998, as quoted on the OTC Bulletin Board, was $0.188. Thus, none of the options held by such Named Executive Officers were in-the-money at December 31, 1998.

EMPLOYMENT AGREEMENTS

     The Company has entered into an employment agreement with Robert D. Hostetler, President and Chief Executive Officer of the Company, effective July 1, 1998. Mr. Hostetler's employment agreement establishes his annual base cash compensation at $215,400. The agreement further provides that Mr. Hostetler is eligible to receive an annual cash bonus pursuant to the Company's bonus plan for executive officers. Mr. Hostetler is also eligible to participate in the Company's stock option plan. Mr. Hostetler's employment agreement expires on June 30, 1999, unless earlier terminated. Mr. Hostetler's agreement may be terminated by the Company with or without cause at any time without prior notice, and by Mr. Hostetler at any time upon 30 days' prior notice to the Company. The agreement provides that Mr. Hostetler is entitled to receive severance payments equal to twelve months' base salary in the event the agreement is terminated by the Company without cause. Mr. Hostetler's employment agreement prohibits him from competing with the Company during the period of his employment and for one year thereafter.

     The Company has an employment agreement with David K. Sentman, Senior Vice President and Chief Financial Officer of the Company. The agreement establishes Mr. Sentman's minimum base salary at $130,000, subject to increases of at least 5% per year or such other increases as may be approved by the Company. Mr. Sentman's current base salary is $162,000. Pursuant to his employment agreement, Mr. Sentman is also eligible to receive a cash bonus with respect to each calendar year of up to 40% of his base salary. Mr. Sentman's employment agreement expires on August 10, 2000. Mr. Sentman's agreement may be terminated by the Company with or without cause at any time without prior notice. The agreement provides that Mr. Sentman is entitled to receive severance payments equal to one year's base salary plus accrued bonus in the event the agreement is terminated without cause, and two year's base salary plus accrued bonus under certain circumstances following a change in control of the Company. The agreement also prohibits Mr. Sentman from competing with the Company for the term of his employment and for one year thereafter.

     The Company has an employment agreement with Terry J. Holmes, Senior Vice President of the Company. The employment agreement establishes an annual base salary of $131,500 and provides for base salary increases of at least 5% per year. Mr. Holmes current base salary is $144,500. The agreement also provides that Mr. Holmes will be eligible to receive annual cash bonuses pursuant to the Company's bonus plan for executive officers and to participate in all benefit programs generally applicable to executive officers. The agreement expires on April 30, 2000, unless earlier terminated. The agreement is terminable by the Company with or without cause at any time and by the employee upon 30 days' prior written notice to the Company. The agreement provides that Mr. Holmes is entitled to receive severance payments equal to one year's base salary plus accrued bonus in the event the agreement is terminated without cause or in the event of voluntary termination following certain changes in employment conditions. The agreement also prohibits Mr. Holmes from competing with the Company for his term of employment and for one year thereafter.

     The Board of Directors has authorized the extension of the employment agreements for Mr. Hostetler, Mr. Sentman and Mr. Holmes. Amendments to that effect have not yet been executed. The extension would be through February 28, 2001. Thereafter, the expiration dates of their employment agreements would be automatically extended for additional one year periods unless, at least one year before the then-effective expiration date, either the Company or Mr. Hostetler, Mr. Sentman or Mr. Holmes provides written notice that they intend to terminate the employment agreement on the then-effective expiration date.

                 REPORT OF THE BOARD OF DIRECTORS ON EXECUTIVE
                    COMPENSATION AND STOCK OPTION REPRICING

     The Board of Directors makes this report on executive compensation pursuant to Item 402 of Regulation S-K. Notwithstanding anything to the contrary set forth in any of the Company's previous filings under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that might incorporate future filings, including this Proxy Statement in whole or in part, this report and the graph which follows this report shall not be incorporated by reference into any such filings, and such information shall be entitled to the benefits provided in Item 402(a)(9) of Regulation S-K.

     Most compensation arrangements for the Company's executive management are recommended by the Company's Compensation Committee (the "Committee") and reviewed and approved by the Board of Directors. The Committee is involved in formulating the Company's overall compensation philosophy and establishing the policies, standards and objectives upon which the compensation decisions are based. Pursuant to these policies and criteria, the Committee recommends to the Board of Directors the cash compensation to be paid to the Company's executive officers, including the Chief Executive Officer. The Committee also recommends to the Board of Directors the key employees to whom stock options should be granted under the Company's 1990 Stock Option Program, as amended (the "Plan"), the number of shares covered by each such grant, the exercise or purchase price per share, the repricing of stock option grants and the other terms and provisions governing each grant of options under the Plan. The Committee typically meets one to three times per year to review executive management performance and compensation and to recommend bonuses and stock option grants for executive officers and key employees of the Company. The Committee also meets on an as-needed basis to recommend compensation for newly created or expanded executive positions or compensation programs. All cash compensation arrangements and stock option grants recommended by the Committee are subject to approval by the full Board of Directors. During 1998, the Committee held one meeting and acted once by unanimous written consent. The Board of Directors elected to address directly several compensation issues, including stock option repricing, Chief Executive Officer compensation, an executive officer and key employee retention program and executive officer employment contracts.

COMPENSATION PHILOSOPHY

     The overall objectives of the Company's executive compensation policies are to attract, retain and reward highly-skilled and motivated executive officers who contribute to the Company's success, to align the financial interests of executive officers with the performance of the Company, to strengthen the relationship between executive pay and shareholder value, to motivate executive officers to achieve the Company's business objectives and to reward individual performance. During 1998, a specific objective of the Company was the retention of executive officers and certain key employees in a distressed financial and high risk environment. The Board of Directors believes that executive officers and certain key employees are important to maintaining the Company's operations while attempting to implement the Company's business strategy and seeking one or more strategic partners and investors to facilitate the deployment of a wireless broadband access business. The Board of Directors believes that implementing a wireless broadband access business strategy and aligning with one or more strategic partners and investors to deploy a wireless broadband access business is currently the most effective means for shareholders and bondholders to realize some value from their investments. During 1998, the Company used base salary, executive officer cash bonuses, executive officer and key employee retention programs and a stock option grant and a stock option repricing to achieve these objectives. The Board of Directors attempted to balance the various compensation objectives with the Company's available and projected cash resources. The Board of Directors believes that a substantial portion of the annual compensation of each executive officer should be influenced by the performance of the Company, within the current and anticipated constraints of its capital resources, as well as the individual contribution of each executive officer toward implementing the Company's operating and strategic objectives and the responsibility and authority of each position relative to other positions within the Company. The Board of Directors continues to review various compensation arrangements and programs for executive officers in a financially distressed, highly dynamic and risky environment, balanced with the Company's financial resources and the fiduciary obligations of the Board of Directors to shareholders and bondholders.

     Federal tax law establishes certain requirements in order for compensation exceeding $1 million earned annually by the Named Executive Officers to be deductible. Because the total compensation for executive officers of the Company is significantly below the $1 million threshold, the Board of Directors has not yet had to address the issues relative thereto.

BASE SALARY

     The Company's base salary levels are usually recommended by the Committee and approved by the Board of Directors annually for each executive officer. The level of base compensation is intended to be competitive with other comparable positions within the wireless cable and telecommunications industries. Base pay is determined on a case by case basis in relation to an individual's background, experience, accomplishments, market conditions, expected contribution to achieving the Company's strategic objectives and estimated financial resources of the Company. While the Committee and the Board of Directors from time to time consider the low, midpoint and upper ranges of base salaries published by compensation surveys in establishing base salaries of executive officers of the Company, the Company does not have a policy or target of how each executive officer's base salary, or salaries of executive officers as a group, should compare with the low, midpoint or upper ranges of compensation surveys.

     For 1998 the Board of Directors determined that executive officers should be eligible to earn bonuses of up to 40% of base cash compensation based upon their performance and the performance of the Company. The Board of Directors further determined that for the executive officers (1) one-quarter of a cash bonus should be determined by measuring the performance of each executive officer against pre-established operating performance and/or liquidity targets of the Company, (2) one-quarter should be based upon personal performance objectives, (3) one-quarter should be based upon discretionary factors, and (4) one-quarter should be based upon the judgment of the Board of Directors of the financial condition of the Company. The Board of Directors established executive performance targets for 1998 in three areas that were determined by the Board of Directors to be critical to measuring the Company's operating results: operating cash flow, cash balances and customer churn levels. The Board of Directors reserved the right to pay no cash bonuses at all to executive officers if it determined that it would be in the best interests of the Company and its shareholders and bondholders to refrain from such payments.

STOCK OPTION GRANTS AND REPRICING

     All executive officers and key employees of the Company are eligible to participate in the Plan. The purpose of the Plan has been to provide incentives to management to maximize shareholder value by providing management with opportunities to acquire shares of the Company's Class A Common Stock. Options are granted to executive officers and key employees whom the Board of Directors determines to be responsible for the future creation or maintenance of value for shareholders of the Company, based upon recommendations of the Committee. The Board of Directors generally believes that equity ownership by executive officers provides incentives to build shareholder value and aligns the interests of executive officers with the shareholders. Options are granted at the market price of the Company's Class A Common Stock on the date of grant and, consequently, have value only if the price of the Company's Class A Common Stock increases over the exercise price for the period during which the options are exercisable.

     The Committee typically recommends that a stock option be granted under the Plan upon hiring executive officers, subject to a vesting schedule. The size of an initial grant is usually determined with reference to the position of the executive officer, the contribution that the executive officer is expected to make to the Company, and the comparable equity compensation offered by other companies in the telecommunications and cable industries.

     After an initial stock option grant, the Committee recommends additional grants under the Plan, usually on an annual basis. Such awards are based upon performance criteria similar to those applicable to cash bonus payments and, for approximately the past two years, the need to motivate and retain key executives at a time of substantial uncertainty and significant challenges for the Company. From 1996 to approximately mid-1997, the Company also based stock option grants upon target levels of stock option compensation (using Black-

Scholes valuation estimates) over a five-year period as a multiple of annual base salaries. After approximately mid-1997, the Committee determined that Black-Scholes valuation estimates had become ineffective as a guide to determine future stock option grants because of the low level of the market price for the Company's Class A Common Stock and because of the highly dynamic nature of the Company's business, and the Committee thereafter has relied upon its judgment. In recommending the size of periodic grants, the Committee also considers prior option grants to an executive officer, regardless of whether the options have been exercised, the executive officer's historical performance, the importance of the executive officer to the Company and his or her expected future contributions. Exceptions are made to the annual grants and typical vesting schedules when the Board of Directors believes, based upon recommendations of the Committee, that additional option grants or accelerated vesting will match special circumstances of the Company or reward the contribution of an individual executive officer or key employee.

     Since 1996, the Board of Directors has approved the repricing of outstanding stock options on three separate occasions for executive officers (including the Named Executive Officers) and other option holders. In making these determinations, the Board of Directors has considered that the exercise price of the vast majority of the outstanding stock options made them of nominal value from the viewpoint of the option holder, considering the then current market price of the Company's Class A Common Stock. The Board of Directors was concerned that the Company might, at critical points in its development, lose the benefit of a key incentive in its compensation philosophy and, thereby, make it more difficult for the Company to retain talented personnel. By bringing the exercise price of all outstanding stock options more in line with the then current market conditions, the Board of Directors believed that the Company's executive officers and other key employees would be more motivated to focus on increasing shareholder value. During 1998, the Board of Directors authorized one such stock option repricing when, on April 23, 1998, outstanding stock options were repriced for executive officers (including Named Executive Officers) and other key employees to $1.00 per share. Immediately before such repricing, the market price per share for the Company's Class A Common Stock was approximately $.625.

EXECUTIVE AND KEY EMPLOYEE RETENTION PROGRAM

     During the first half of 1998, the Board of Directors became more concerned that the Company might lose the services of one or more executive officers (including one or more of the Named Executive Officers) and certain key employees. One Senior Vice President and one Vice President in fact resigned from employment with the Company during 1998. The Board of Directors concluded that some additional incentive was required to retain the services of executive officers and certain key employees, especially considering the important roles that the executive officers fulfilled in attempting to implement the Company's goal of seeking one or more strategic partners and investors. Accordingly, the Board of Directors, effective July 1, 1998, adopted a Retention and Achievement Incentive Program ("Executive Program") for its executive officers. Under the Executive Program, the executive officers of the Company are each eligible to receive cash retention payments of $40,000-$50,000 if such individuals remain in the Company's employment through June 30, 1999 or if the employment of such individuals with the Company is terminated by the Company without cause prior to June 30, 1999. The maximum aggregate retention payment that are payable under the Executive Program are approximately $320,000. The Executive Program also provides for the payment of achievement incentives to certain executive officers if the average closing price of the Company's Class A Common Stock is $2.00 per share or higher for the average of the last 20 trading days of June 1999. One-half of the achievement incentives are payable if such average closing price is $2.00 per share, and the full achievement incentives are payable if such average closing price per share is $3.00 per share or higher. If achievement incentives are payable, then the first 40% of such incentives are payable by the Company in cash, and the remaining 60% may be paid in cash or in Class A Common Stock, or a combination thereof, at the discretion of the Company. Appropriate adjustments in the achievement incentives will be made to give effect to changes in the Class A Common Stock resulting from subdivisions, consolidations or reclassifications of the Class A Common Stock, the payment of dividends or other distributions by the Company (other than in the ordinary course of business), mergers, consolidations, combinations or similar transactions or other relevant changes in the capital structure of the Company. The maximum aggregate achievement payments that are payable under the Executive Program are approximately $900,000. Certain executives covered under the

Executive Program who do not have employment contracts with the Company have severance benefits ranging from six to ten months for a total maximum of approximately $200,000, in the event their employment is terminated by the Company for other than cause on or before December 31, 1999. In establishing the level of retention payments, achievement incentives and severance benefits, the Board of Directors considered the expected financial resources of the Company to make such payments. The Executive Program is evidenced by agreements between the Company and each executive officer. The amounts payable under the Executive Program are independent of any obligations of the Company, including severance payments, under employment agreements or other bonus programs. Since the implementation of the Executive Program, one executive officer has resigned from the employment of the Company. To date no amounts have been paid by the Company under the Executive Program.

     The Board of Directors also approved, effective July 1, 1998, a retention program for certain other key employees, similar to the Executive program except that amounts payable to each key employee range from $12,500-$40,000, the severance benefits range from three to six months base salary and the program has no achievement incentive.

     The Board of Directors continues to review the retention and motivation of executive officers and key employees and intends to review the retention programs again before July 1, 1999.

COMPENSATION OF THE PRESIDENT AND CHIEF EXECUTIVE OFFICER

     The Committee and the Board of Directors review the performance of the Company's President and Chief Executive Officer at least annually. From July 1, 1997 through June 30, 1998, pursuant to an employment agreement, Robert D. Hostetler received base cash compensation at an annual rate of $203,200. Mr. Hostetler was also offered and accepted the opportunity to reprice his stock options as of April 23, 1998, along with all other option holders.

     In July 1998, the Board of Directors reviewed Mr. Hostetler's performance and the desirability of entering into another employment agreement with Mr. Hostetler. The Board of Directors took into consideration Mr. Hostetler's past and expected future contributions to seeking one or more strategic partners and investors, to developing the vision and direction for a wireless broadband access business strategy for the Company, managing the Company's operating cash flow, liquidity, employment levels, analog video and high-speed Internet access operations and advanced technology trials, to retaining executive officers and other key employees, and to improving the overall management and operating personnel of the Company. The Board of Directors also took into account Mr. Hostetler's overall leadership of the Company and other factors that it considered relevant. The Company offered to Mr. Hostetler, and Mr. Hostetler accepted, a new employment agreement through June 30, 1999, at a base annual cash compensation level of $215,400, effective July 1, 1998. The Board of Directors also awarded Mr. Hostetler a cash bonus of $77,000 for the period July 1, 1997 through June 30, 1998. In awarding the cash bonus, the Board of Directors considered, in addition to the items enumerated above in this paragraph, the Company's level of achievement of its pre-established operating objectives for the second half of 1997 and for the first half of 1998 and other components of the Company's bonus programs for 1997 and 1998.

     In establishing Mr. Hostetler's base salary, the Committee and the Board of Directors has considered base compensation levels of other chief executive officers in the wireless cable, hard franchise cable and telecommunications industries, Mr. Hostetler's executive experience and knowledge of the wireless cable industry, his key role in implementing a wireless broadband access business strategy and in attempting to attract strategic partners and investors to the Company, and his expected future contributions to the Company. The Board of Directors believes that Mr. Hostetler's base annual cash compensation level is in the middle of the compensation range for similar positions in the wireless cable industry. Mr. Hostetler also holds a substantial equity participation in the Company through his ownership of Class A Common Stock and the stock option arrangements described above. Therefore, a meaningful portion of Mr. Hostetler's total compensation and net worth is linked directly to the creation and maintenance of shareholder value.

                                            Respectfully submitted,

                                            The Board of Directors

                                            Donald R. DePriest
                                            Richard F. Seney
                                            James S. Quarforth
                                            Carl A. Rosberg
                                            Robert D. Hostetler
                                            Mitchell R. Hauser
---------------

In determining whether Mr. Hostetler's compensation was comparable to the compensation of other chief executives, the Board of Directors limited its comparison to other public companies in the wireless cable industry, a relatively small subset of the cable and telecommunications industry. To date, the Board of Directors has believed that such a comparison was more meaningful than a comparison between its compensation levels and the compensation levels of much larger and more highly capitalized companies comprising the telecommunications industry as a whole. Because the wireless cable industry is a relatively small and rapidly changing industry and because the Company is attempting to implement a wireless broadband access business strategy, the Company compared its stock performance in the Stock Performance Graph to the Telecommunications Index, which is comprised of companies representing the telecommunications industry as a whole.

                           TEN-YEAR OPTION REPRICINGS

                                                                                                    LENGTH OF
                                           NUMBER OF                                                ORIGINAL
                                           SECURITIES   MARKET PRICE      EXERCISE                 OPTION TERM
                                           UNDERLYING   OF STOCK AT        PRICE          NEW       REMAINING
                                            OPTIONS       TIME OF        AT TIME OF     EXERCISE   AT DATE OF
             NAME                 DATE      REPRICED     REPRICING       REPRICING       PRICE      REPRICING
             ----               --------   ----------   ------------   --------------   --------   -----------
Robert D. Hostetler(1)........  12/17/96     30,000        $6.875         $ 11.75        $6.875       6.17
Robert D. Hostetler...........  12/17/96     15,000         6.875           13.75         6.875       7.00
Robert D. Hostetler...........  12/17/96     75,000         6.875          14.375         6.875       7.00
Robert D. Hostetler...........  10/30/97    120,000         2.000           6.875         2.000       7.13
Robert D. Hostetler...........  04/23/98     30,000         0.594           2.000         1.000       7.52
Robert D. Hostetler...........  04/23/98     75,000         0.594           2.000         1.000       5.68
Robert D. Hostetler...........  04/23/98     45,000         0.594           2.000         1.000       5.68
David K. Sentman(2)...........  12/17/96     50,000         6.875           12.75         6.875       6.50
David K. Sentman..............  12/17/96     10,000         6.875           15.00         6.875       7.36
David K. Sentman..............  10/30/97     10,000         2.000           3.687         2.000       7.33
David K. Sentman..............  10/30/97     60,000         2.000           6.875         2.000       7.13
David K. Sentman..............  04/23/98     20,000         0.594           2.000         1.000       7.52
David K. Sentman..............  04/23/98     10,000         0.594           2.000         1.000       5.90
David K. Sentman..............  04/23/98     60,000         0.594           2.000         1.000       5.68
Terry J. Holmes(3)............  12/17/96     15,000         6.875           13.75         6.875       6.50
Terry J. Holmes...............  12/17/96     15,000         6.875           13.75         6.875       7.00
Terry J. Holmes...............  12/17/96     10,000         6.875           15.00         6.875       7.36
Terry J. Holmes...............  10/30/97     10,000         2.000           3.687         2.000       7.33
Terry J. Holmes...............  10/30/97     40,000         2.000           6.875         2.000       7.13
Terry J. Holmes...............  04/23/98     20,000         0.594           2.000         1.000       7.52
Terry J. Holmes...............  04/23/98     10,000         0.594           2.000         1.000       5.90
Terry J. Holmes...............  04/23/98     40,000         0.594           2.000         1.000       5.68
Bryan H. Scott(4).............  12/17/96      5,000         6.875           11.75         6.875       6.20
Bryan H. Scott................  12/17/96      5,000         6.875           15.00         6.875       7.36
Bryan H. Scott................  10/30/97      5,000         2.000           6.875         2.000       7.13
Bryan H. Scott................  10/30/97      5,000         2.000           6.875         2.000       7.13
Bryan H. Scott................  10/30/97      4,500         2.000           3.687         2.000       7.33
Bryan H. Scott................  04/23/98     10,000         0.594           2.000         1.000       7.52
Bryan H. Scott................  04/23/98      4,500         0.594           2.000         1.000       5.90
Bryan H. Scott................  04/23/98      5,000         0.594           2.000         1.000       5.68
Bryan H. Scott................  04/23/98      5,000         0.594           2.000         1.000       5.68

---------------

(1) President and Chief Executive Officer

(2) Senior Vice President and Chief Financial Officer

(3) Senior Vice President

(4) Vice President -- Engineering

                         COMMON STOCK PERFORMANCE GRAPH

     The following graph compares the percentage change in the Company's cumulative total shareholder return on its Class A Common Stock for the period during which the Class A Common Stock has been registered under Section 12 of the Exchange Act against the cumulative total return of the Nasdaq Total Return (U.S.) Index (the "Nasdaq Index") and the cumulative total return of the Nasdaq Telecommunications Index (the "Telecommunications Index") for the same period. The graph assumes an investment of $100 on December 10, 1993 (the date on which trading in the Common Stock commenced) in each of the Class A Common Stock and the stocks comprising the Nasdaq Index and the Telecommunications Index, and assumes reinvestment of dividends, if any. EFFECTIVE OCTOBER 17, 1997, TRADING IN THE CLASS A COMMON STOCK WAS TRANSFERRED FROM THE NASDAQ NATIONAL MARKET TO THE NASDAQ SMALLCAP MARKET. EFFECTIVE OCTOBER 28, 1998, THE CLASS A COMMON STOCK WAS DELISTED FROM THE NASDAQ SMALLCAP MARKET AND BECAME ELIGIBLE FOR TRADING ON THE OTC BULLETIN BOARD.

                               PERCENTAGE CHANGE

                                                                                            AMERICAN
               MEASUREMENT PERIOD                      NASDAQ       TELECOMMUNICATIONS    TELECASTING,
             (FISCAL YEAR COVERED)                     INDEX              INDEX               INC.
12/10/93                                                      0.00               0.00               0.00
12/31/93                                                      2.79               3.46               0.00
12/31/94                                                      0.48             -13.66             -43.06
12/31/95                                                     42.11              13.04             -19.44
12/31/96                                                     74.75              15.58             -68.06
12/31/97                                                    114.39              71.15             -93.06
12/31/98                                                    201.38             179.50             -98.96

            BOARD OF DIRECTORS INTERLOCKS AND INSIDER PARTICIPATION

     Compensation arrangements for the Company's executive management are recommended by the Compensation Committee and reviewed and approved by the Board of Directors. Messrs. DePriest, Seney, Quarforth, Rosberg, Hostetler and Hauser are members of the Board of Directors. Mr. Hostetler is President and Chief Executive Officer of the Company. In 1998, Mr. Hostetler, along with his wife, owned 28% of the stock of Fresno Telsat, Inc. ("FTI"). In 1994, FTI commenced a lawsuit against the Company, Mr. Hostetler, Mr. Holmes, and certain other named and unnamed defendants. Pursuant to a settlement following trial, the complaint against the Company and Mr. Holmes was dismissed with prejudice on July 10, 1998. On October 20, 1998, the court entered judgment in favor of Mr. Hostetler on all claims against him and ordered FTI to pay certain of his costs as required by law. On July 10, 1998, the Company purchased from FTI the remaining 35% partnership interest that the Company did not already own in Fresno MMDS Associates for cash consideration of $1.5 million plus contingent cash consideration of up to $255,000, the precise amount of which will depend upon the outcome of litigation between the Company and the Fresno County Superintendent of Schools. Through two of its subsidiaries, the Company is now the 100 percent owner of Fresno MMDS Associates. Mr. Hostetler and his wife asserted claims against FTI as creditors, and were engaged in disputes with other creditors and shareholders of FTI regarding their respective entitlements to the assets of FTI. The money paid by the Company to FTI to acquire FTI's partnership interest in Fresno MMDS Associates, and the contingent consideration which may be paid in the future, constituted the principal sources of funds available to satisfy the claims of the various parties to the disputes. In December 1998, Mr. and Mrs. Hostetler settled their claims against FTI and other creditors and shareholders. Pursuant to such settlement, they received certain cash consideration, received the right to 20% of any deferred consideration paid to FTI by the Company and transferred all their stock in FTI to other parties to the settlement. Messrs. DePriest and Seney are both officers of the Company, but do not receive any compensation from the Company for their services as officers, except for reimbursement of out-of-pocket expenses incurred in connection with certain activities on behalf of the Company. Mr. DePriest and Mr. Seney served as members of the Board of Directors of WJG Maritel. Mr. Hauser is the President and Chief Executive Officer of WJG Maritel, a member of its Board of Directors, and is also a member of the Company's Board of Directors. Except as described with respect to WJG Maritel, no executive officer of the Company served as a director or member of the compensation committee of another entity, one of whose executive officers served as a director of the Company.

                 CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

     Pursuant to an Investment Agreement dated January 19, 1991, between CFW and the Company, the Company provides certain advisory services to CFW in connection with the development of wireless cable systems developed by CFW in the Commonwealth of Virginia. In return, the Company is entitled to receive payments equal to 10% of the earnings (as defined in the agreement) of each such wireless cable system for a 15-year period after the system has achieved cumulative pre-tax income. CFW currently operates wireless cable systems in Charlottesville and other cities within the Shenandoah Valley, and maintains certain wireless cable channel rights in Richmond and Lynchburg, Virginia. None of such systems have yet achieved cumulative pre-tax income.

     In 1998, Mr. Hostetler, along with his wife, owned 28% of FTI. In 1994, FTI commenced a lawsuit against the Company, Mr. Hostetler, Mr. Holmes, and certain other named and unnamed defendants. Pursuant to a settlement following trial, the complaint against the Company and Mr. Holmes was dismissed with prejudice on July 10, 1998. On October 20, 1998, the court entered judgment in favor of Mr. Hostetler on all claims against him and ordered FTI to pay certain of his costs as required by law. On July 10, 1998, the Company purchased from FTI the remaining 35% partnership interest that the Company did not already own in Fresno MMDS Associates for cash consideration of $1.5 million plus contingent cash consideration of up to $255,000, the precise amount of which will depend upon the outcome of litigation between the Company and the Fresno County Superintendent of Schools. Through two of its subsidiaries, the Company is now the 100 percent owner of Fresno MMDS Associates. Mr. Hostetler and his wife asserted claims against FTI as creditors, and were engaged in disputes with other creditors and shareholders of FTI regarding their respective entitlements to the assets of FTI. The money paid by the Company to FTI to acquire FTI's partnership interest in Fresno MMDS Associates, and the contingent consideration which may be paid in the future, constituted the principal sources of funds available to satisfy the claims of the various parties to the disputes. In December 1998, Mr. and Mrs. Hostetler settled their claims against FTI and other creditors and shareholders. Pursuant to such settlement, they sold all their stock in FTI in exchange for certain cash consideration, and the right to receive 20% of any deferred consideration paid to FTI by the Company.

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Exchange Act requires the Company's directors and executive officers, and persons who own more than ten percent of a registered class of the Company's equity securities (collectively, "Reporting Persons"), to file with the Securities and Exchange Commission ("SEC") initial reports of ownership and reports of changes in ownership of Common Stock and other equity securities of the Company. Reporting persons also are required by SEC regulation to furnish the Company with copies of all Section 16(a) forms that are filed with the SEC. Based solely on a review of the copies of such reports furnished to the Company and representations that no other reports were required, the Company believes that all Reporting Persons complied with all Section 16(a) filing requirements for the fiscal year ended December 31, 1998.

              PROPOSAL NO. 2 -- SELECTION OF INDEPENDENT AUDITORS

     Since 1988, the firm of Arthur Andersen LLP, independent auditors, has examined and reported on the financial statements of the Company. The Board of Directors, upon recommendation of the Audit Committee, has appointed Arthur Andersen LLP as independent auditors to examine and report on the financial statements of the Company for the fiscal year ending December 31, 1999, subject to stockholder approval.

     During the year ended December 31, 1998, Arthur Andersen LLP provided the Company with audit services, including examinations of and reporting on the Company's consolidated financial statements, and certain accounting advisory services. Representatives of Arthur Andersen LLP are expected to be present at the Annual Meeting and will have the opportunity to make any statements they may desire. They also will be available to respond to appropriate questions of the stockholders.

     Approval of the appointment of Arthur Andersen LLP as independent auditors requires the affirmative vote of the holders of a majority of the shares of Class A Common Stock present in person or represented by proxy at the Annual Meeting. If the appointment is not approved, the Board of Directors will select other independent accountants.

 THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR RATIFICATION OF THIS APPOINTMENT
                    (ITEM NO. 2 ON THE ENCLOSED PROXY CARD).

                 STOCKHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

     Stockholders may submit proposals on matters appropriate for stockholder action at the Company's 2000 Annual Meeting of Stockholders, consistent with rules and regulations of the SEC. Proposals of stockholders intended to be presented at the Company's 2000 Annual Meeting should be received by the President of the Company at the above address no later than November 26, 1999, in order to be included in the Company's Proxy Statement and form of Proxy relating to that meeting.

                                 OTHER MATTERS

     The Board of Directors is not aware of any matters to come before the meeting other than the election of directors, and the proposal to approve the appointment of Arthur Andersen LLP as the Company's independent auditors for the fiscal year ending December 31, 1999. If any other matter should come before the meeting, the persons named in the enclosed proxy card will have discretionary authority to vote all proxies with respect thereto in accordance with their judgment.

     Please sign and return promptly the enclosed proxy card in the envelope provided. The signing of a Proxy will not prevent your attending the meeting and voting in person.

                                            BY ORDER OF THE BOARD OF DIRECTORS
                                            /s/ ROBERT D. HOSTETLER

                                            ROBERT D. HOSTETLER
                                            President and Chief Executive
                                            Officer

Dated: March 26, 1999

                           AMERICAN TELECASTING, INC.
                        5575 Tech Center Drive, Suite 300
                        Colorado Springs, Colorado 80919

  PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF AMERICAN TELECASTING,
     INC. FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 22, 1999

     The undersigned hereby appoint(s) Robert D. Hostetler, Richard F. Seney and each of them, as proxies to represent and vote the shares held by the undersigned at the Annual Meeting of Stockholders of American Telecasting, Inc. ("Company") to be held April 22, 1999, or at any adjournments thereof as follows:



DIRECTORS RECOMMEND:    A vote FOR election of directors (proposal 1), and a
                        vote FOR the appointment of Arthur Andersen LLP as independent auditors (proposal 2), all of which have been proposed by the Board of Directors.

1.   ELECTION OF DIRECTORS:  For all nominees             Withhold all nominees

     (1)  Donald R. DePriest  (2)  Richard F. Seney    (3)  Robert D. Hostetler
     (4)  Carl A. Rosberg     (5)  Mitchell R. Hauser  (6)  James S. Quarforth

INSTRUCTION:     TO WITHHOLD AUTHORITY TO VOTE FOR ANY INDIVIDUAL NOMINEE PLACE
                 AN "X" IN THIS BOX [ ] AND STRIKE A LINE THROUGH THE NOMINEE'S
                 NAME LISTED ABOVE.

                  (Continued and to be signed on reverse side)

2. APPOINTMENT OF INDEPENDENT AUDITORS: The appointment of Arthur Andersen LLP as independent auditors of the Company for the fiscal year ending December 31, 1999.


                               FOR    AGAINST    ABSTAIN

* Note: If any other matters properly come before the meeting or any adjournment thereof, this proxy will be voted according to the judgment of the persons named above as proxies.

All of the above matters are more particularly described in the Company's
Proxy Statement dated March 26, 1999, relating to such annual meeting to be held on April 22, 1999, receipt of which is hereby acknowledged.

     THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED AS SPECIFIED BY THE UNDERSIGNED STOCKHOLDER. IF NO CHOICE IS SPECIFIED BY THE STOCKHOLDER, THE PROXY WILL BE VOTED "FOR" ALL NOMINEES FOR DIRECTOR AND "FOR" PROPOSAL 2 AND IN THE PROXY'S DISCRETION ON ANY OTHER MATTERS TO COME BEFORE THE MEETING.


                                Dated                                    , 1999
                                      ----------------------------------


                                      ----------------------------------
                                                 SIGNATURE

                                      ----------------------------------
                                          SIGNATURE IF HELD JOINTLY


                                Signature(s) should correspond with the name appearing on the label hereon. When signing in a fiduciary or representative capacity, give full title as such. Where more than one owner, each should sign.